                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                               Ball Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


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     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


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     4) Proposed maximum aggregate value of transaction:


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* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


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     2) Form, Schedule or Registration Statement No.:


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     3) Filing Party:


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     4) Date Filed:


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                                BALL CORPORATION
                  345 SOUTH HIGH STREET, MUNCIE, INDIANA 47305
                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1994
                                 -------------

    The Annual Meeting of Shareholders of Ball Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana, on Tuesday, April 26, 1994, at 9:00 a.m. (EST) for the following purposes:

    1. To elect two directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 1997;

    2. To ratify the appointment of the firm of Price Waterhouse as independent public accountants for 1994;

    3.  To transact any other business as properly may come before the meeting.

    Only holders of Common Stock of record at the close of business March 1, 1994, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    A Proxy Statement appears on the following pages. A copy of the Annual Report for 1993 is being mailed to you with this Notice of Annual Meeting of Shareholders and Proxy Statement.

                        By Order of the Board of Directors

                                                           George A. Sissel
                                                          CORPORATE SECRETARY

March 21, 1994
Muncie, Indiana

                             YOUR VOTE IS IMPORTANT.
      YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY YOUR PROXY IN THE ENCLOSED ENVELOPE.
                           __________________________
    IT WILL HELP US IN PLANNING THE ANNUAL MEETING IF YOU WILL FILL OUT AND MAIL THE ENCLOSED CARD IF YOU PLAN TO ATTEND. CHECK-IN BEGINS AT 8:00 A.M., AND THE MEETING WILL START PROMPTLY AT 9:00 A.M.

                                BALL CORPORATION
                  345 SOUTH HIGH STREET, MUNCIE, INDIANA 47305

                                 -------------

                                PROXY STATEMENT
                                 MARCH 21, 1994

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1994

                                 -------------

To Shareholders of Ball Corporation:

    This Proxy Statement and the accompanying proxy card are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held April 26, 1994, for the purposes stated in the accompanying notice of the meeting.

    A shareholder of the Corporation who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning to the Corporate Secretary at 345 South High Street, Muncie, IN 47305, a proxy bearing a later date, by giving written notice of revocation to the Corporate Secretary, or by attending the meeting and voting in person. Attendance at the meeting does not, by itself, revoke a proxy.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    At the close of business on March 1, 1994, there were outstanding and entitled to vote 29,557,117 shares of Common Stock (including the associated preferred stock purchase rights under the Rights Agreement dated as of July 22, 1986, between the Corporation and The First National Bank of Chicago). Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors. The
Corporation-related descendants of the five founding Ball brothers, the company's directors (present and former), and its officers and employees (active and retired) currently own approximately 33 percent of the outstanding Common Stock of Ball Corporation, which represents approximately 31 percent of the total share vote. Voting Preferred Stock issued pursuant to the Corporation's Employee Stock Ownership Plan, adopted in May 1989, totals approximately 7 percent additional share votes. This results in a total holding by Corporation-related interests of approximately 38 percent of the total share vote.

    So far as is known to the Board of Directors, the following table indicates the only beneficial owner of more than 5 percent of the Corporation's outstanding Common Stock as of March 1, 1994:

  TITLE OF    NAME OF
   CLASS      BENEFICIAL OWNER        SHARES BENEFICIALLY OWNED   PERCENT OF CLASS
- ------------  ----------------------  --------------------------  -----------------
   Common     Brinson Partners, Inc.          2,100,000                   7.1048
              209 South LaSalle            (Full voting and
              Street                      dispositive power)
              Chicago, IL 60604-1295
              (As an investment
              advisor for separately
              managed accounts)

    The following table lists the beneficial ownership, as of the close of business on March 1, 1994, of Common Stock of the Corporation, of director nominees, continuing directors, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and other executive officers. Unless otherwise noted, the beneficial owner has sole voting and investment power.

  TITLE OF    NAME OF                    SHARES BENEFICIALLY
   CLASS      BENEFICIAL OWNER                 OWNED(1)           PERCENT OF CLASS
- ------------  ----------------------  --------------------------  -----------------
   Common     Delmont A. Davis                  112,357(2)                 .3801
   Common     Howard M. Dean                      2,000                    .0068
   Common     Richard M. Gillett                  3,000                    .0101
   Common     John A. Haas                       79,756(3)                 .2698
   Common     John T. Hackett                     1,000                    .0034
   Common     John F. Lehman                      4,000                    .0135
   Common     William A. Lincoln                 28,991(4)                 .0981
   Common     H. Ray Looney                      23,829(5)                 .0806
   Common     Alvin Owsley                      533,271(6)                1.8042
   Common     David B. Sheldon                   28,166(7)                 .0953
   Common     Delbert C. Staley                   3,360                    .0114
   Common     W. Thomas Stephens                  2,000                    .0068
   Common     William P. Stiritz                  3,000                    .0101
   Common     All of the above                  946,916                   3.2037
                and present
                executive
                officers as a group
                (23)

(Footnotes)
1.   Full voting and dispositive power, unless otherwise noted.
2. Includes 89,453 shares which Mr. Davis may acquire during the next 60 days under a stock option plan.
3. Includes 1,250 shares which Mr. Haas may acquire during the next 60 days under a stock option plan.
4. Includes 24,885 shares which Mr. Lincoln may acquire during the next 60 days under a stock option plan.
5. Includes 14,672 shares which Mr. Looney may acquire during the next 60 days under a stock option plan.
6. Includes 104,860 shares owned by a private foundation charitable trust for which Mr. Owsley shares voting and investment power with other trustees but for which Mr. Owsley disclaims any beneficial ownership; 6,328 shares held in trust for Mr. Owsley for which he shares voting and investment power with another trustee; 109,800 shares held in various trusts for others for which he shares voting and investment power with another trustee; and 54,623 shares held in trust for others for which he, as trustee, has sole voting and investment power. Mr. Owsley has a remote contingent interest in the shares held in trust for the benefit of others, other than those held by the private foundation charitable trust. Also includes 50,000 shares owned by a private corporation of which Mr. Owsley is a director and officer, as to which he disclaims any beneficial interest.
7. Includes 22,257 shares which Mr. Sheldon may acquire during the next 60 days under a stock option plan.

                             ELECTION OF DIRECTORS

    Richard M. Ringoen, Chairman of the Board of Ball Corporation from April 1986 to April 1991 and a director of the Corporation since April 1975, died on July 4, 1993. Mr. Ringoen served Ball Corporation with dedication and distinction, and his outstanding service and achievements greatly benefited the Corporation and its shareholders, directors, officers and employees. We will miss his counsel and friendship.

    William L. Peterson, who served as a director since April 1983 and as Vice Chairman of the Board since August 1989, retired on April 2, 1993, to become Chairman, President and Chief Executive Officer of Alltrista Corporation. Ball Corporation wishes to express its appreciation to Mr. Peterson for his conscientious and effective service and leadership and his invaluable contributions during his tenure as an officer and director.

    At their 1985 Annual Meeting, the shareholders adopted the Amended Articles of Incorporation of Ball Corporation, dividing the Board into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. On April 26, 1994, two persons are to be elected to serve as directors until 1997, or, in each case until his respective successor is elected and qualified. Unless otherwise instructed on the proxy card, the persons named in the accompanying proxy intend to vote for nominees Howard M. Dean and John T. Hackett to hold office as directors of the Corporation until the 1997 Annual Meeting of Shareholders, or, in each case until his respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will be unable to serve.

    Richard M. Gillett, who has served as a director since 1979, has reached the retirement age of 70 for directors and is, therefore, ineligible to stand for reelection. In anticipation of Mr. Gillett's retirement, the Nominating Committee of the Board and other Board members have been aggressively identifying and interviewing prospective candidates for Board membership to succeed Mr. Gillett. By March 21, 1994, none of several qualified candidates has agreed to be nominated for election to succeed Mr. Gillett in Class III. Consequently, Mr. Gillett will continue to serve as a director until a successor can be elected and qualified.

    All directors in Classes I and II, whose terms have not expired, and  Howard
M. Dean, one of the director nominees for Class III, were previously elected by the shareholders. The other nominee for Class III, John T. Hackett, Managing General Partner, CID Equity Partners, has not been elected by the shareholders. Mr. Hackett was elected by the Board of Directors to serve as a director beginning January 26, 1994, and to stand for reelection as a director in Class III by the shareholders on April 26, 1994.

    In accordance with Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the two nominees named.

    Set forth for each director nominee in Class III and for each continuing director in Classes I and II are his principal occupation and employment during the past five years, the period during which he has served as a director and certain other information.

                   DIRECTOR NOMINEES AND CONTINUING DIRECTORS

TO BE ELECTED FOR A TERM OF THREE YEARS UNTIL THE 1997 ANNUAL MEETING (CLASS
III)

        [PHOTO]
                          Chairman  of  the  Board  and  Chief  Director since 1984. Member,  Audit,
                          Executive    Officer,   Dean   Foods  Executive  and  Finance  Committees.
                          Company,  Franklin  Park,  Illinois,
                          since January  1989;  President  and  Mr. Dean is a director of Dean Foods
                          Chief  Executive  Officer,  1987  to  Company,  Franklin  Park,  Illinois;
                          1989;  President and Chief Operating  Nalco Chemical Company,  Naperville,
                          Officer, 1969 to 1987. Age 56.        Illinois; and Yellow Freight System,
                                                                Inc., Overland Park, Kansas.
     HOWARD M. DEAN
        [PHOTO]
                          Managing General Partner, CID Equity  Director  since  January  26,  1994.
                          Partners,   Indianapolis,   Indiana,
                          since   1991;   Vice   President  of  Mr. Hackett is  a director of  Irwin
                          Finance  and Administration, Indiana  Financial   Corporation,   Columbus,
                          University,   Bloomington,  Indiana,  Indiana; Meridian  Insurance  Group,
                          1988 to 1991. Age 61.                 Inc.,   Indianapolis,  Indiana;  and
                                                                Wabash  National  Corp.,  Lafayette,
                                                                Indiana.
    JOHN T. HACKETT

TO CONTINUE IN OFFICE UNTIL THE 1995 ANNUAL MEETING (CLASS I)

        [PHOTO]
                          President    and   Chief   Executive  Director   since    1989.    Member,
                          Officer  since April 1991; President  Executive  and  Finance  Committees.
                          and  Chief Operating Officer, August
                          1989 to April  1991; Executive  Vice  Mr.  Davis is  a director  of Cooper
                          President, Packaging Products,        Tire  &  Rubber  Company,   Findlay,
                          January   1988   to   August   1989;  Ohio,   and   TRINOVA   Corporation,
                          Executive   Vice   President,  Metal  Maumee, Ohio.
                          Containers, April  1987  to  January
                          1988;  Group  Vice  President, Metal
                          Containers, October  1976  to  April
                          1987;  Vice  President  and  General
                          Manager, Metal Container Group,  May
                          1976 to October 1976; Vice President
                          of   Operations,   Metal   Container
                          Group, 1974-1976; various
                          engineering
    DELMONT A. DAVIS      positions, 1969-1974. Age 58.
        [PHOTO]
                          Chairman of the Board, Sperry Marine  Director since  1987. Member,  Audit
                          Inc.,   Charlottesville,   Virginia,  and Finance Committees.
                          since November  1993, and  Chairman,
                          J.  F. Lehman  & Company,  New York,
                          New  York,   since  November   1990;
                          Managing Director, Investment
                          Banking  Division, PaineWebber Inc.,
                          New York, New York, January 1988  to
                          November   1990;  Secretary  of  the
                          Navy,   Washington,    D.C.,    from
                          February 1981 to April 1987. Age 51.
     JOHN F. LEHMAN
        [PHOTO]
                          Retired  Chairman  of the  Board and  Director   since    1977.    Member,
                          Chief   Executive   Officer,   NYNEX  Executive,  Executive   Compensation
                          Corporation, New York, New York. Age  and Nominating Committees.
                          69.
                                                                Mr. Staley is a director of The Bank
                                                                of  New York Company,  Inc., and its
                                                                subsidiary, The  Bank of  New  York,
                                                                both   of   New   York,   New  York;
                                                                AlliedSignal Inc.,  Morristown,  New
                                                                Jersey; Dean Foods Company, Franklin
                                                                Park,  Illinois;  Digital  Equipment
                                                                Corporation, Maynard, Massachusetts;
                                                                and Polaroid Corporation, Cambridge,
                                                                Massachusetts.
   DELBERT C. STALEY

TO CONTINUE IN OFFICE UNTIL THE 1996 ANNUAL MEETING (CLASS II)

        [PHOTO]
                          Chairman of  the Board  since  April  Director  since 1967. Member, Audit,
                          1991. Retired Senior Partner,  Baker  Executive Compensation and
                          &  Botts, Attorneys, Houston, Texas.  Nominating Committees.
                          Age 68.
      ALVIN OWSLEY
        [PHOTO]
                          Chairman,   President   and    Chief  Director  since 1992.  Member, Audit
                          Executive Officer, Manville           and Finance Committees.
                          Corporation, Denver, Colorado, since
                          June  1990;   President  and   Chief  Mr.   Stephens  is   a  director  of
                          Executive Officer, 1986 to 1990. Age  Manville Corporation, Denver,
                          51.                                   Colorado,   and   its    subsidiary,
                                                                Riverwood   International,  Atlanta,
                                                                Georgia; and Public Service  Company
                                                                of Colorado, Denver, Colorado.
   W. THOMAS STEPHENS
        [PHOTO]
                          Chairman,    President   and   Chief  Director since 1983. Member,  Audit,
                          Executive  Officer,  Ralston  Purina  Executive Compensation and
                          Company, St. Louis, Missouri,  since  Nominating Committees.
                          January 1982. Age 59.
                                                                Mr. Stiritz is a director of Ralston
                                                                Purina   Company,   Angelica  Corp.,
                                                                Boatmen's Bancshares, Inc.,
                                                                Reinsurance Group  of America,  Inc.
                                                                and  May Department  Stores Co., all
                                                                of St. Louis, Missouri.
   WILLIAM P. STIRITZ

                        CERTAIN COMMITTEES OF THE BOARD

    Among the standing committees of the Board of Directors are the Audit, Nominating and Executive Compensation Committees.

AUDIT COMMITTEE:
    The duties of the Audit Committee are: (a) recommend for nomination by the Board of Directors the independent certified public accountants who shall conduct the annual audit of the Corporation; (b) provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including review by the Committee of accounting policies, financial statements, annual audit procedures and results, and general financial disclosure procedures; (c) maintain, through regularly scheduled meetings as well as informal conferences, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review the continuing effectiveness of the Corporation's accounting and operating conflicts of interest policies. The Audit Committee met three times during 1993.

NOMINATING COMMITTEE:
    The duties of the Nominating Committee are: (a) develop and maintain a list of qualified candidates to fill vacancies on the Board and aid in attracting qualified candidates to the Board; (b) recommend to the Board candidates to fill any vacancies on the Board; (c) recommend to the Board annually a slate of directors to be elected by the shareholders at the Annual Meeting and recommend to the Board the inclusion of the slate in the Proxy Statement; and (d) recommend the compensation for services as director to be paid to non-management directors. The Nominating Committee met once during 1993. The Nominating Committee will consider nominees recommended by shareholders. Any such recommendation should be in writing and addressed to the Corporate Secretary, Ball Corporation, 345 South High Street, Muncie, IN 47305.

EXECUTIVE COMPENSATION COMMITTEE:
    The duties of the Executive Compensation Committee are: (a) approve the salaries of all elected corporate officers and other employees of the
Corporation, as the Board of Directors may determine and direct from time to time; (b) approve the Corporation's schedule of salary ranges and grades for all salaried employees; (c) approve the Corporation's schedule for approval signatures to be required for salary and employee status changes; (d) approve the Corporation's incentive compensation program, including its design, participation basis and participation rates, as they apply to all elected corporate officers and other employees of the Corporation as the Board of Directors may determine and direct from time to time; (e) approve major salaried benefit plans, changes, plan additions, terminations, and discontinuations; (f) direct the administration of the Corporation's various stock option plans, and stock appreciation rights plans, the restricted stock plans, and deferred compensation plans, in accordance with such plans; (g) designate from time to time those officers and other key employees of the Corporation and its subsidiaries to whom option and/or restricted stock awards are to be granted and approve the number of shares to be optioned and/or granted from time to time to any individual; and (h) perform such other functions with respect to employee compensation as may be requested by the Board of Directors. The Executive Compensation Committee met five times during 1993.

                                 BOARD MEETINGS

    The Board of Directors held five meetings during 1993. No director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the April 25, 1995, Annual Meeting must be in writing and received by the Corporate Secretary at the Corporation's principal executive offices, 345 South High Street, Muncie, IN 47305, by November 21, 1994, for inclusion in the Corporation's 1995 Proxy Statement.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Corporation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Corporation (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                       COMPENSATION(1)
                                                                                   -----------------------
                                                    ANNUAL COMPENSATION(1)                 AWARDS
                                              -----------------------------------  -----------------------
                                                                    OTHER ANNUAL           OPTIONS             ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR   SALARY    BONUS(2)   COMPENSATION          (SHARES)          COMPENSATION(3)
- --------------------------------------  ----  ---------  ---------  -------------  -----------------------  ---------------
Delmont A. Davis                        1993  $ 480,000  $  96,720                           10,000          $    30,550
 President & Chief                      1992    450,000    382,590    $  89,018              10,000               21,675
 Executive Officer                      1991    393,750    419,737                           50,000
John A. Haas                            1993    159,348    105,440                            5,000            1,151,011
 Group Vice President (President,
 Metal Food Containers & Specialty
 Products Group)
William A. Lincoln                      1993    218,000    160,900                            5,000               12,076
 Executive Vice President, Metal        1992    201,250    178,671                            5,000               29,635
 Container Operations                   1991    157,500    153,090                            5,000
H. Ray Looney                           1993    250,000     15,500                            5,000               60,350
 Group Vice President (President &      1992    235,000    120,031                            5,000               74,202
 CEO, Ball-InCon Glass Packaging
 Corp.)
David B. Sheldon                        1993    181,500    132,026                            5,000                7,505
 Group Vice President (President,       1992    167,500    165,639                            5,000                5,355
 Metal Beverage Containers Group)

- ------------------------------
(1) Amounts shown in the Salary, Bonus and Other Annual Compensation columns for Messrs. Haas, Looney and Sheldon are for those years of the latest three in which they were executive officers.
(2) As noted in the Report of the Executive Compensation Committee, Ball Corporation uses the term Incentive Compensation rather than Bonus. Also noted in the Report of the Executive Compensation Committee is the performance level of the Corporation and each of the operating groups in relation to incentive targets and the resulting impact on the "bonus" amounts shown above.
(3) The amounts shown in the All Other Compensation column for 1993 consist of the following:
     Mr. Davis -- above-market interest on deferred compensation account, $23,800; life insurance premiums, $2,250; company contribution to Employee Stock Purchase Plan, $1,200; company contribution to Employee Stock Ownership Plan, $1,000; Supplemental Long Term Disability premium, $2,300. Mr. Haas -- life insurance premiums, $981; company contribution to Employee Stock Ownership Plan, $1,000; Supplemental Long Term Disability premium, $1,725; relocation expenses paid under the Corporation's standard relocation policy, $21,709; payment in accordance with Heekin Can, Inc., employment agreement related to Ball Corporation's purchase of Heekin Can, Inc., $1,125,596.
     Mr. Lincoln -- above-market interest on deferred compensation account, $6,800; life insurance premiums, $1,440; company contribution to Employee Stock Purchase Plan, $536; company contribution to Employee Stock Owner-ship Plan, $1,000; Supplemental Long Term Disability premium, $2,300.
     Mr. Looney -- above-market interest on deferred compensation account, $55,250; life insurance premiums, $1,800; company contribution to Employee Stock Ownership Plan, $1,000; Supplemental Long Term Disability premium, $2,300.
     Mr. Sheldon -- above-market interest on deferred compensation account, $3,451; life insurance premiums, $760; company contribution to Employee Stock Ownership Plan, $1,000; Supplemental Long Term Disability premium, $2,294.

STOCK OPTION GRANTS AND EXERCISES

    The following tables present certain information for the Named Officers relating to stock option grants and exercises during 1993 and, in addition, information relating to the valuation of unexercised stock options:

                          STOCK OPTION GRANTS IN 1993

                                              PERCENTAGE OF
                                              TOTAL OPTIONS
                                               GRANTED TO                                    GRANT DATE
                                  OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION       PRESENT
NAME                            GRANTED(1)     FISCAL 1993     (PER SHARE)       DATE         VALUE(2)
- -----------------------------  -------------  -------------  ---------------  -----------  ---------------
Delmont A. Davis.............       10,000         4.16%        $   32.00        4/26/03      $ 117,181
John A. Haas.................        5,000         2.08%            32.00        4/26/03         58,591
William A. Lincoln...........        5,000         2.08%            32.00        4/26/03         58,591
H. Ray Looney................        5,000         2.08%            32.00        4/26/03         58,591
David B. Sheldon.............        5,000         2.08%            32.00        4/26/03         58,591

- ------------------------
(1) Options were granted April 27,1993, and are exercisable beginning one year after grant and each year thereafter in 25 percent increments.
(2) Estimated at a value of $11.7181 per share, based on the Black-Scholes option pricing model adapted for use in valuing executive stock options, using volatility and dividend yield data over the latest three years. The estimated values under that model are based on assumptions of volatility of
     0.2412 (monthly closing prices over three years); risk-free rate of return of 6.49 percent; dividend yield of 2.20 percent; option term of ten years; and no adjustment for nontransferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

                   AGGREGATED STOCK OPTION EXERCISES IN 1993
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                       VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                                         OPTIONS/SARS HELD AT                   AT
                                                          DECEMBER 31, 1993            DECEMBER 31, 1993(1)
                     SHARES ACQUIRED      VALUE     ------------------------------  --------------------------
NAME                   ON EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- ------------------  -----------------  -----------  -------------  ---------------  -----------  -------------
Delmont A. Davis..          8,000       $  92,500        66,528          50,851      $ 369,544     $ 190,014
John A. Haas......            -0-             -0-           -0-           5,000            -0-           -0-
William A.
 Lincoln..........          4,000          44,250        19,259          13,751        102,112        26,956
H. Ray Looney.....            -0-             -0-        11,964          12,877         72,642        27,710
David B.
 Sheldon..........          3,150          31,028        17,798          11,710         95,601        15,545

- ------------------------
(1) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Corporation's Common Stock on December 31, 1993, of $30.25.

RETIREMENT PLANS

    The following table, for purposes of illustration, indicates the amounts of annual retirement income which would be payable in 1994 for persons at normal retirement at age 65. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         -----------------------------------------------------
AVERAGE ANNUAL EARNINGS     15         20         25         30         35
- -----------------------  ---------  ---------  ---------  ---------  ---------
       $  20,000         $   3,000  $   4,000  $   5,000  $   6,000  $   7,000
          40,000             7,177      9,569     11,961     14,353     16,745
          60,000            11,677     15,569     19,461     23,353     27,245
          80,000            16,177     21,569     26,961     32,353     37,745
         100,000            20,677     27,569     34,461     41,353     48,245
         120,000            25,177     33,569     41,961     50,353     58,745
         140,000            29,677     39,569     49,461     59,353     69,245
         160,000            34,177     45,569     56,961     68,353     79,745
         180,000            38,677     51,569     64,461     77,353     90,245
         200,000            43,177     57,569     71,961     86,353    100,745
         220,000            47,677     63,569     79,461     95,353    111,245

    The Corporation's salaried retirement plans provide defined benefits determined by base salary and years of service. However, no compensation in excess of the indexed compensation cap (Internal Revenue Code 401(a)(17)) is considered. The benefits are payable as a straight-life annuity. The only offset to benefits is for pensions payable from certain related former employers. This exception occurs for H. Ray Looney, who will receive $71,811 per year at age 65 as an offsetting pension from a former employer.

    Average Annual Earnings used under the pension formula to calculate benefits, together with years of benefit service, as of December 31, 1993, for the Named Officers are: Delmont A. Davis, $218,391 (23.0 years); John A. Haas, $200,000 (.66 year); William A. Lincoln, $164,674 (23.0 years); H. Ray Looney, $219,224 (6.7 years); and David B. Sheldon, $142,841 (23.0 years).

CHANGE IN CONTROL ARRANGEMENTS

    The Corporation has established a revocable, funded grantor trust, which, in the event a change in control of the Corporation occurs, would become irrevocable with funds thereunder to be available to apply to the Corporation's obligations under two of its deferred compensation plans. Those plans cover key employees, including the named executives. A subsidiary of the Corporation has established a similar trust covering deferred compensation of Mr. Looney. Under the trusts, "change in control" can occur by virtue, in general terms, of an acquisition by any person of 40 percent or more of the Corporation's voting shares; a merger in which shareholders of the Corporation before the merger own less than 60 percent of the Corporation's common stock after the merger; shareholder approval of a plan to sell or dispose of substantially all of the assets of the Corporation; a change of a majority of the Corporation's Board of Directors within a 12-month period unless approved by two-thirds of the directors in office at the beginning of such period; a threatened change in control, deemed to exist if there is an agreement or public announcement of a change in control; and by the adoption by the Board of Directors of a resolution to the effect that a change in control has occurred for purposes of the trusts. The trusts are funded with the cash values of company-owned life insurance policies on the lives of various employees, including participants in the plans. Approximately $86 million of cash value under the policies would be available currently to cover the approximately $35 million of current deferred compensation account balances of the beneficiaries of the trusts. If the funds set aside in the trusts would be insufficient to pay amounts due the beneficiaries, then the Corporation (or its subsidiary) would remain obligated to pay those amounts. In the event of the insolvency of the Corporation (or its subsidiary), the funds in the trusts would be available to satisfy the claims of the creditors of the Corporation (or its subsidiary). The trusts were not established in response to any effort to acquire control of the Corporation, and the Board is not aware of any such effort.

    The Corporation has change in control severance agreements with several key executives, including Messrs. Davis, Haas, Lincoln, Looney and Sheldon. The agreements are effective on a year-to-year basis and would provide severance benefits in the event of both a change in control of the Corporation and an actual or constructive termination of employment within two years after a change in control. Under the agreements, a "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30 percent or more of the Corporation's voting shares; a merger in which the shareholders of the Corporation before the merger own 50 percent or less of the Corporation's voting shares after the merger; shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the Corporation; and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board of Directors. "Actual termination" is any termination other than by death or disability, by the Corporation for cause, or by the executive other than for constructive termination. "Constructive termination" means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive. The severance benefits payable, in addition to base salary and incentive compensation accrued through the date of termination, shall include two times current annual base salary and target incentive compensation, the bargain element value of then outstanding stock options, the present value of the amount by which pension payments would have been larger had the executive accumulated two additional years of benefit service; two years of life, disability, accident and health benefits; outplacement services; and legal fees and expenses reasonably incurred in enforcing the agreements. Such benefits, together with other benefits paid because of a change in control, may not exceed 2.99 times the executive's "base amount"' as defined in Section 280G of the Internal Revenue Code. The agreements were not entered into in response to any effort to acquire control in the Corporation, and the Board is not aware of any such effort.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Corporation receive as compensation an annual retainer of $18,000. Those serving as members of the Executive Committee receive additional annual retainers of $5,000, and one serving as chairman of the board receives an additional annual retainer of $25,000. Such directors receive a fee of $1,000 for attending each Board meeting; a fee of $750 for attending one or more committee meetings held on any one day; a fee of $250 per month for serving as chairman of a Board committee; and a per diem allowance of $500 for special assignments. In addition, nonemployee members of the Executive Committee receive a fee of $1,000 for attending each committee meeting. Directors who are also employees of the Corporation receive no additional compensation for their service on the Board or on any Board committee.

    Under the Ball Corporation 1986 Deferred Compensation Plan for Directors, nonemployee directors may elect to defer the payment of all or a portion of their directors' fees, including the annual retainer and the board and committee meeting fees. Interest is credited annually to the accounts at a rate equal to the annual average composite yield on Moody's Seasonal Corporate Bond Yield Index plus five percent. The fees, together with credited interest, may be deferred until no later than the year following the year of retirement as a director and may be distributed over a period not to exceed fifteen (15) years, both as selected by the director. In order to provide for its liabilities under the Plan, the Corporation purchased insurance on lives of participating directors.

    The 1991 Restricted Stock Plan for Nonemployee Directors of Ball Corporation authorizes the award of Common Stock of the Corporation to directors who, at the time of grant, are not employees of the Corporation or any of its subsidiaries. Messrs. Owsley, Stephens and Stiritz received 1,000-share awards each upon re-election as directors on April 27, 1993. All participants will receive additional 1,000-share awards each upon re-election for three-year terms. Newly eligible participants will receive 1,000-share awards each when they are elected or appointed for initial terms and upon re-election for three-year terms. The restrictions against disposal of the shares will lapse upon the termination of the director's service to the Corporation as a director, for whatever reason other than voluntary resignation, in which case the restriction will not lapse and the director will forfeit the shares. For federal income tax purposes, the value of the shares will be taxable to the recipient as compensation income in an amount equal to the fair market value of the Common Stock on the date the restrictions lapse.

    The Corporation has a Retirement Plan for Nonemployee Directors of Ball Corporation, under which a retiring director who is not and has not been an employee of the Corporation will be eligible for benefits under the Plan if he has attained the age of 65 and has five or more full years of service as a director. The amount of annual retirement income will be a percentage of the annual retainer being paid to the director in effect at the time of his retirement from the Board. A retiring director with the minimum of five years of service will receive 50 percent of the annual retainer. For each additional year of service, the retired director will receive an additional 10 percent of the annual retainer, up to a maximum total annual retirement benefit income equal to 100 percent of the annual retainer. The annual retirement benefit will be paid for up to the same number of years as those served on the Board, but will be discontinued upon and not payable after the death of the retired director.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee (the "Committee") of the Board of Directors oversees the administration of executive compensation programs and determines the compensation of the executive officers of Ball Corporation, subject to the approval of the Board. The Committee is composed solely of independent, nonemployee directors and employs a compensation consulting firm to advise and provide input in the course of its deliberations.

    Total compensation of executive officers of the Corporation, including the Chief Executive Officer, is determined after reviewing the executive's performance and the pay of similarly situated executives at other Fortune 500 manufacturing firms of similar size (based upon total employment and sales), capital structure, customer base, market orientation and employee demographics. Companies chosen for this comparison are the same as those included in the peer group for purposes of the performance graph, except that such information was not available for two of the peer group companies.

    The Committee generally intends that target total compensation, defined as the sum of base salary and incentive compensation at target, for each of the Corporation's executive officers will be between the 40th and 60th percentile of what comparable companies are paying. The target total compensation level within that range for each executive, other than the Chief Executive Officer, is determined based on recommendation from the Chief Executive Officer, together with the Committee's consideration of the executive's responsibilities, individual performance and the performance of the executive's area of responsibility. The Chief Executive Officer's target total compensation is similarly determined in relation to the market percentile range above, the Committee's assessment of individual performance and the financial performance of the Corporation. For the purpose of determination of Target Total Compensation, the evaluation of each executive's performance, including the Chief Executive Officer, is largely subjective and no specific weighting is assigned to any particular factor. Target total compensation for each of the executives named in the accompanying Executive Compensation Summary, including the Chief Executive Officer, was within the established percentile range.

    After the Committee has established the appropriate target total compensation for an executive, base salary is determined by dividing target total compensation by one plus the executive's incentive compensation participation rate. For example, Mr. Davis' incentive compensation participation rate is 65 percent. Accordingly, his base salary is calculated by dividing his target total compensation by 1.65. Consequently, when target performance as defined in the EVA Incentive Compensation Plan (the "EVA Plan"), discussed below, is attained, Mr. Davis will be paid a total compensation which equals that established by the Committee as appropriate for his performance and when compared to similarly situated executives at other companies. Incentive compensation participation rates for executives, including the Chief Executive Officer, are set by organizational level; for example, all senior executive officers, including the Chief Executive Officer, participate at the same rate, while other officers participate at lower rates and other key employees at lower rates yet. The Committee intends that a larger percentage of an executive's target total compensation be at risk, when compared with compensation survey data. Such data is analyzed to determine the levels of incentive participation and target total compensation. If the survey data indicates a target incentive compensation rate of 50 to 60 percent, for example, Ball Corporation could be expected to use a rate of 65 percent, thereby causing target total compensation to be composed of a lower base salary and a higher at-risk incentive compensation.

    Base salary is referred to as "salary" in the Summary Compensation Table and incentive compensation actually earned by an executive officer is reported under the heading "Bonus." Actual incentive compensation earned is not, in part or in total, discretionary, but instead is driven by the Economic Value Added (EVA) targets approved by the Committee at the beginning of the year. The EVA targets are calculated taking into account historical performance, the company's cost of capital and the capital investment of each business unit. The resulting targets are set at levels requiring improvement in EVA each year. The EVA Plan applies to all officers and other key employees.

    The EVA Plan awards incentive compensation to executives based upon actual performance of the Corporation, or in certain cases the actual performance of the profit center for which the executive is responsible, in achieving improvements in EVA relative to the established EVA targets. Improvement in EVA occurs when the ratio of net operating profit after tax to capital employed in the business increases over time. It establishes a direct link between incentive compensation and return earned on capital relative to a specified target return. EVA was selected as the measure for the Corporation's incentive plan on the belief that it correlates closely management's incentive with shareholder total return.

    If actual performance for the year is higher than the target performance level, then the actual compensation for such year will be higher than target. Whenever actual performance falls below the target performance level, the executive will receive incentive compensation less than target. If performance falls below the minimum acceptable level established in the EVA Plan, then no incentive compensation will be earned, and the executive's annual compensation will consist only of base salary for the year. The Committee intends that at an executive's target incentive compensation should be a significant portion of his target total compensation. In the case of the named executives in the Summary

Compensation Table, the portion of target total compensation represented by target incentive compensation is approximately 40 percent. It is not intended or perceived as a "bonus" but rather as the component of total compensation which is "at risk" as an incentive, dependent on operating performance. For the year ended December 31, 1993, actual incentive compensation for Mr. Davis and Mr. Looney was below target, for Mr. Haas approximately at target, and for Mr. Lincoln and Mr. Sheldon above target. These incentive compensation levels for 1993 reflect the performance of the Corporation as a whole, which was below the EVA target. Also reflected is the above-target performance of metal beverage containers, below-target performance of U.S. metal food and specialty products and the performance of glass packaging operations at less than the minimum set by the EVA Plan. Mr. Davis' incentive compensation is based entirely on the combined results of the Corporation, while the other named officers' incentive compensation levels are based primarily on the performance of their area of profit responsibility with a lesser portion based on the total Corporation performance.

    The Corporation has broad-based employee stock option plans designed to encourage employee stock ownership and to recognize and reward employees for their levels of responsibility in building shareholder value. Grants of stock options to employees, including executive officers, are generally made by the Committee after considering the recommendation of the Chief Executive Officer, based primarily on the level of the employee's position within the Corporation, taking into account the number of outstanding and previously granted options. Stock options granted to the Chief Executive Officer are determined by the Committee in relation to grant levels of other executive officers within the Corporation and a subjective evaluation of his past and expected performance as well as the number of outstanding and previously granted options. As the stock option plans are long term in nature, grants are determined independently of the shorter term EVA Plan.

    Under present circumstances, the Committee believes that the compensation program described above will not result in compensation for any of the Corporation's executives in excess of the one million dollar deduction cap applicable for years beginning January 1, 1994.

    The foregoing report has been furnished by the following directors and members of the Executive Compensation Committee:

       Richard M. Gillett, Chairman
       Alvin Owsley
       Delbert C. Staley
       William P. Stiritz

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a line graph comparing the yearly percentage change in Ball Corporation's cumulative total shareholder return on its Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a peer group of companies selected for the period of five years commencing January 1, 1988, and ending December 31, 1993.

     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG BALL CORPORATION
            COMMON, S&P COMPOSITE 500 AND SELECTED PEER ISSUER GROUP

    [GRAPHIC]
    The Peer Issuer Group was selected from among Fortune 500 manufacturing firms having similarities in the following criteria:

        - Size (total employment and sales)

        - Capital structure (similar debt/equity ratios)

        - Customer base (companies selling to other companies rather than directly to the consumer)

        - Market orientation (primarily domestic with some international)

        - Employee demographics (companies with long service employees with ages similar to Ball Corporation employees)

    Companies included in the Peer Issuer Group in addition to Ball Corporation are: Arvin Industries, Inc.; Cummins Engine Company, Inc.; Eaton Corporation; GenCorp Inc.; General Signal Corporation; Harsco Corp.; Illinois Tool Works, Inc.; Maytag Corporation; Parker-Hannifin Corp.; Sequa Corporation; The Stanley Works; Sundstrand Corporation; and Tyco Laboratories, Inc.

          RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS AND CERTAIN
                  OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1993, Price Waterhouse rendered audit and non-audit services to the Corporation. Audit services included examinations of the consolidated financial statements and statutory financial statements required to be filed; reviews of quarterly financial data and filings with the Securities and Exchange Commission; and consultations relating to the application of generally accepted accounting principles to transactions into which the Corporation has entered. Non-audit services included advice and consultations relating to acquisitions and dispositions then being considered by the Corporation. It is the policy of the Audit Committee of the Board of Directors to approve in advance the engagement of Price Waterhouse for all audit and, except for minor assignments, non-audit services. Representatives of Price Waterhouse are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions and to make a statement if they so desire.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors recommends that the shareholders vote for ratification of the appointment of Price Waterhouse as independent public accountants for 1994. If the appointment of Price Waterhouse is not ratified by the shareholders, the Audit Committee will select another firm of independent public accountants for 1994.

                         SOLICITATION AND OTHER MATTERS

    The cost of soliciting proxies will be paid by the Corporation. In addition to solicitations by mail, some directors, officers and regular employees of the Corporation, without extra remuneration, may conduct solicitations by telephone, telegraph and personal interview. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of Common Stock. In addition, the Corporation has engaged Beacon Hill Partners, Inc., to assist it in the solicitation of proxies, for a fee of approximately $3,000, plus out-of-pocket expenses.

    As of the date of this Proxy Statement, the Board of Directors of the Corporation has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. However, persons named in the accompanying form of proxy shall have authority to vote such proxy as to any other matters which do properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

                                              By Order of the Board of Directors

                                                           George A. Sissel
                                                          CORPORATE SECRETARY

March 21, 1994
Muncie, Indiana

     BALL CORPORATION                             PROXY/VOTING INSTRUCTION CARD
     345 SOUTH HIGH STREET, MUNCIE, INDIANA 47305

P    -----------------------------------------------------------------

R THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 26, 1994.
O
     The undersigned hereby appoints Edmund F. Ball, John w. Fisher and Alvin
X Owsley and each or any of them as Proxies, with full power of substitution, to vote all shares of Ball Corporation Common Stock entitled to be voted by
Y the undersigned for the election of directors and on Proposal 2 referred to on the reverse side of this Proxy Card and described in the Proxy Statement, and on any other business as properly may come before the Annual Meeting of Shareholders on April 26, 1994, or any adjournment thereof.


     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.


     Election of two Directors. Nominees are:
     Howard M. Dean and John T. Hackett

     YOU ARE ENCOURAGED TO SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.
     PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

                           __
X PLEASE MARK YOUR        |                                             |  3101
  VOTES AS IN THIS                                                       --
  EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1 AND 2.

- -------------------------------------------------------------------------------
|      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.         |
- -------------------------------------------------------------------------------
                 WITHHOLD
                 AUTHORITY
                 FOR ALL
             FOR NOMINEES                                    FOR AGAINST ABSTAIN
1.Election  / /   / /  To withhold authority  2.Proposal to   / /   / /    / /
  of                   to vote for any          approve the
  Directors            specific nominee(s),     appointment of
                       mark the "FOR" box and   Price Waterhouse
                       write the name of        as the independent
                       each such nominee for    public accountants
                       whom you are             of the Corporation.
                       withholding authority
                       to vote on the line
                       provided below.

                                              3.In their discretion, the proxies
                                                are authorized to vote upon such
                                                other business as properly may
                                                come before the meeting.

- ---------------------------------------------------

                                              Please sign exactly as name
                                              appears at left. When signing as
                                              attorney, executor, administrator,
                                              trustee, or guardian, please
                                              give full title as such. If a
                                              corporation, please sign in full
                                              corporate name by President or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.


                                              ----------------------------------

                                              ----------------------------------
                                              Signature(s)                  Date

                                              Note:  Please sign exactly as name
                                              appears hereon. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such.